Exhibit 99.1

CSB BANCORP, INC. REPORTS SECOND QUARTER EARNINGS

Second Quarter Highlights

	Quarter Ended June 30, 2014	Quarter Ended June 30, 2013
Diluted earnings per share	$0.55	$0.45
Net Income	$1,522,000	$1,247,000
Return on average common equity	11.09%	9.32%
Return on average assets	1.02%	0.88%

Millersburg, Ohio – July 22, 2014 – CSB Bancorp, Inc. (CSBB) today announced second quarter 2014 net income of $1,522,000 or $.55 per basic and diluted share, as compared to $1,247,000 or $.45 per basic and diluted share for the same period in 2013.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 11.09% and 1.02%, respectively, compared with 9.32% and 0.88% for the second quarter of 2013.

Eddie Steiner, President and CEO commented, “Loan demand has improved as businesses are investing in plant and equipment and signs of improved housing markets are emerging. We continue to focus on expanding customer relationships within our primary markets.”

Revenue, on a fully-taxable equivalent basis, totaled $6.3 million during the quarter, a 9% increase from the prior-year second quarter. Net interest income improved by $453 thousand as compared to second quarter 2013 while other income increased $93 thousand, attributable to a $133 thousand gain on sale of investments during the quarter.

Non-interest expense amounted to $3.8 million during the quarter, an increase of $186 thousand or 5% from second quarter 2013. The Company’s second quarter efficiency ratio amounted to 62.1% as compared to 63.4% for the same quarter in the prior year.

Net interest margin amounted to 3.66% for the quarter compared to 3.49% for the prior year’s second quarter. The margin improvement resulted from the combination of a $47 million increase in average balances of higher earning loans and investments, a $23 million average balance decrease in overnight investments, a $17 million average balance increase in noninterest bearing deposits and a 15 basis point decrease in interest rates paid on interest bearing deposits and borrowings.

Federal income tax provision totaled $683 thousand in second quarter 2014, compared to $538 thousand for the same quarter in 2013 reflecting an effective tax rate of 31% for current quarter versus 30% for the second quarter in 2013.

Average total assets during the quarter amounted to $598 million, an increase of $27 million or 4.6% above the same quarter of the prior year. Average loan balances of $411 million were $36 million or 9.5% above prior year second quarter, while average securities balances of $146 million increased $12 million or 9% as compared to second quarter 2013.

Average commercial loan balances for the quarter, including commercial real estate, increased $30 million or 12% above year ago levels. Average residential mortgage balances increased by $4 million or 5% over the prior year’s quarter. The increase of in-house mortgage balances was the result of the bank originating and retaining some 15 year fixed rate mortgages. Average home equity balances increased $1 million or 3%, and average consumer credit balances increased $300 thousand or 4% versus the same quarter of the prior year.

Net charge-offs during second quarter 2014 were $152 thousand compared to second quarter 2013 net loan charge-offs of $69 thousand. Annualized net charge-offs equated to 0.15% of average loans in the current quarter.

Nonperforming assets totaled $5.0 million or 1.22% of total loans plus other real estate at June 30, 2014, compared to $2.4 million or 0.63% at June 30, 2013. Delinquent loan balances as of June 30, 2014 amounted to 1.50% of total loans as compared to 1.08% at June 30, 2013. During first quarter 2014 a $2.9 million commercial relationship was placed on nonaccrual with an assigned specific reserve.

The Company funded $150 thousand in loan loss provision during the second quarter and the allowance for loan losses amounted to 1.23% of total loans on June 30, 2014. The ratio of the allowance for loan losses to nonperforming loans stood at 100.6% at June 30, 2014.

Average deposit balances grew by $7 million, or 2%, from the prior year’s second quarter. Average deposit balances totaled $469 million at June 30, 2014, reflecting a seasonal decrease of $10 million or 2% from the December 31, 2013 quarter. Within the deposit category, average noninterest-bearing account balances for the second quarter increased by $17 million, or 17% above the same period in the prior year. Average interest-bearing checking, money market and traditional savings balances increased $14 million or 7% from year ago levels, while average time deposit balances decreased $23 million or 15% during the year. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the second quarter grew by $5 million or 13% above the average for the same period in the prior year. The repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.

Shareholders’ equity totaled $55.2 million on June 30, 2014 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 8.3% on June 30, 2014, as compared to 8.1% on June 30, 2013. The Company declared a common dividend of $.18 per share during the quarter. Based on the June 30, 2014 closing stock price of $20.23 per share, the Company’s annual dividend yield approximates 3.6%.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $609 million as of June 30, 2014. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share data)

	Quarters
	2014	2014	2013	2013	2013	2014	2013
EARNINGS	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	6 months	6 months
Net interest income FTE (a)	$5,115	$4,969	$5,000	$4,755	$4,668	$10,084	$9,435
Provision for loan losses	150	185	210	210	210	335	420
Other income	1,159	953	1,024	1,190	1,066	2,112	2,104
Other expenses	3,849	3,677	3,992	3,634	3,663	7,526	7,222
FTE adjustment (a)	70	71	78	78	76	141	151
Net income	1,522	1,416	1,224	1,407	1,247	2,938	2,609
Diluted earnings per share	0.55	0.52	0.45	0.51	0.45	1.07	0.95

PERFORMANCE RATIOS
Return on average assets (ROA)	1.02%	0.97%	0.82%	0.96%	0.88%	1.00%	0.92%
Return on average common equity (ROE)	11.09%	10.70%	9.19%	10.79%	9.32%	10.90%	9.87%
Net interest margin FTE (a)	3.66%	3.63%	3.55%	3.46%	3.49%	3.64%	3.53%
Efficiency ratio	62.14%	61.55%	65.70%	62.11%	63.40%	61.85%	62.05%
Number of full-time equivalent employees	161	160	157	165	159

MARKET DATA
Book value/common share	$20.18	$19.69	$19.15	$19.06	$18.78
Period-end common share mkt value	20.23	19.67	19.00	19.15	19.25
Market as a % of book	100.25%	99.90%	99.22%	100.47%	102.50%
Price-to-earnings ratio	9.97	10.19	9.90	10.19	10.64
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18	0.36	$0.36
Common stock dividend payout ratio	32.72%	34.62%	37.50%	34.62%	40.00%	33.64%	37.89%
Average basic common shares	2,737,085	2,736,634	2,736,634	2,736,634	2,736,555	2,736,861	2,736,309
Average diluted common shares	2,739,968	2,739,542	2,738,411	2,738,638	2,738,708	2,739,436	2,738,432
Period end common shares outstanding	2,737,085	2,736,634	2,736,634	2,736,634	2,736,634
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$55,371	$53,830	$51,996	$52,407	$52,680

ASSET QUALITY
Gross charge-offs	$163	$217	$226	$91	$95	$380	$111
Net charge-offs	152	205	202	78	69	357	55
Allowance for loan losses	5,063	5,065	5,085	5,077	4,945
Nonperforming assets (NPAs)	5,031	5,291	3,270	2,368	2,394
Net charge-off/average loans ratio	0.15%	0.21%	0.21%	0.08%	0.07%	0.18%	0.03%
Allowance for loan losses/period-end loans	1.23	1.24	1.34	1.35	1.31
NPAs/loans and other real estate	1.22	1.30	0.86	0.63	0.63
Allowance for loan losses/nonperforming loans	100.64	95.72	155.50	214.38	206.60

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.26%	8.12%	7.94%	7.92%	8.11%
Average equity to assets	9.20	9.08	8.89	8.89	9.39
Average equity to loans	13.39	13.55	14.05	13.81	14.30
Average loans to deposits	87.67	84.17	78.50	79.81	81.36

AVERAGE BALANCES
Assets	$598,093	$590,977	$594,736	$582,200	$571,569	594,555	$573,712
Earning assets	561,063	555,492	558,155	545,907	537,165	558,293	539,740
Loans	411,016	396,028	376,164	374,579	375,447	403,563	374,263
Deposits	468,838	470,487	479,174	469,353	461,488	469,658	462,246
Shareholders’ equity	55,052	53,681	52,861	51,745	53,677	54,371	53,320

ENDING BALANCES
Assets	$608,892	$601,978	$596,465	$593,895	$571,068
Earning assets	564,348	559,657	557,482	554,165	534,806
Loans	411,930	407,770	379,125	377,434	378,191
Deposits	483,672	466,573	480,933	480,861	462,845
Shareholders’ equity	55,239	53,879	52,411	52,149	51,391

NOTES:

(a) - Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

dollars in thousands, except per share data

	June 30, 2014	June 30, 2013
ASSETS
Cash and cash equivalents
Cash and due from banks	$21,446	$13,532
Interest-earning deposits in other banks	14,908	23,534
Federal funds sold	—	—

Total cash and cash equivalents	36,354	37,066
Securities
Available-for-sale, at fair-value	93,389	127,515
Held-to-maturity	38,946	—
Restricted stock, at cost	4,613	5,463

Total securities	136,948	132,978
Loans held for sale	562	103
Loans	411,930	378,191
Less allowance for loan losses	5,063	4,945

Net loans	406,867	373,246

Goodwill and core deposit intangible	5,422	5,554
Bank owned life insurance	9,681	9,419
Premises and equipment, net	8,503	8,326
Accrued interest receivable and other assets	4,555	4,376

TOTAL ASSETS	$608,892	$571,068

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$124,768	$101,644
Interest-bearing	358,904	361,201

Total deposits	483,672	462,845

Short-term borrowings	50,523	41,851
Other borrowings	17,280	12,558
Accrued interest payable and other liabilities	2,178	2,423

Total liabilities	553,653	519,677

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2014 and 2013	18,629	18,629
Additional paid-in capital	9,950	9,964
Retained earnings	32,184	28,586
Treasury stock at cost - 243,517 shares in 2014 and 243,968 in 2013	(4,944)	(4,958)
Accumulated other comprehensive loss	(580)	(830)

Total shareholders’ equity	55,239	51,391

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$608,892	$571,068

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

dollars in thousands, except per share data

	Quarter ended June 30,		Year ended June 30,
	2014	2013	2014	2013
Interest and dividend income:
Loans, including fees	$4,631	$4,441	$9,060	$9,008
Taxable securities	736	585	1,522	1,167
Nontaxable securities	115	128	230	255
Other	2	19	8	43

Total interest and dividend income	5,484	5,173	10,820	10,473

Interest expense:
Deposits	289	448	593	923
Other	150	133	284	266

Total interest expense	439	581	877	1,189

Net interest income	5,045	4,592	9,943	9,284
Provision for loan losses	150	210	335	420

Net interest income after provision for loan losses	4,895	4,382	9,608	8,864

Noninterest income
Service charges on deposits accounts	316	333	613	648
Trust services	202	226	418	440
Debit card interchange fees	233	190	431	368
Gain on sale of loans	44	102	68	216
Other	364	215	582	432

Total noninterest income	1,159	1,066	2,112	2,104

Noninterest expenses
Salaries and employee benefits	2,110	2,042	4,129	4,092
Occupancy expense	240	255	506	513
Equipment expense	188	177	369	342
Franchise tax expense	106	147	213	294
Professional and director fees	214	174	396	291
Federal deposit insurance	91	84	177	172
Amortization of intangible assets	33	34	65	68
Other expenses	867	750	1,671	1,450

Total noninterest expenses	3,849	3,663	7,526	7,222

Income before income tax	2,205	1,785	4,194	3,746
Federal income tax provision	683	538	1,256	1,137

Net income	$1,522	$1,247	$2,938	$2,609

Net income per share:
Basic	$0.55	$0.45	$1.07	$0.95

Diluted	$0.55	$0.45	$1.07	$0.95

Note: Certain prior year balances have been reclassified to conform to the current year presentation.